Exhibit 99.1

HERITAGE BANKSHARES, INC.	150 Granby Street
Norfolk, Virginia 23510

FOR IMMEDIATE RELEASE

Press Release

Contact:	Michael S. Ives
Phone:	757-648-1601

Heritage Bankshares, Inc. Announces Third Quarter and First Nine Months

Net Income; Declares Dividends

Norfolk, Va.: October 26, 2011 – Heritage Bankshares, Inc. (“Heritage”; the “Company”) (OTCBB: HBKS), the parent of Heritage Bank (the “Bank”), today announced unaudited financial results for the third quarter and the first nine months of 2011.

The Company’s net income for the third quarter of 2011 was $548,000, compared to net income of $648,000 for the third quarter of 2010, a decrease of $100,000, or 15.4%. Net income for the first nine months of 2011 was $1,699,000, an increase of $239,000, or 16.4%, over net income of $1,460,000 in the first nine months of 2010.

During the third quarter of 2011, the Company sold to the U. S. Treasury $7.8 million of non-cumulative preferred stock issued under the Small Business Lending Fund (“SBLF”) program and used the proceeds to redeem completely its outstanding TARP preferred stock of $7.8 million. This redemption accelerated the accretion of the remaining net discount on the TARP preferred stock, thereby reducing income available to common shareholders by $153,000. After the impact of dividends on our outstanding preferred stock and accelerated accretion of the discount resulting from the redemption of the remainder of our TARP preferred stock, earnings per share for the third quarter 2011 were $0.13, compared to $0.22 for the third quarter 2010. Earnings per share for the nine month period ended September 30, 2011 were $0.49, compared to $0.44 for the same period ended September 30, 2010, an increase of 11.4%.

Michael S. Ives, President and CEO of the Company and the Bank, commented:

“While in absolute terms, there was a decrease in our net income comparing this quarter with the third quarter of 2010, a closer analysis shows the continuing improvement in income from our daily operations. Net income for the third quarter of 2010 included a pretax gain of $278,000 on the sale of securities. There were no such gains this quarter. Excluding this gain from the comparison, our pretax income of $847,000 this quarter was an increase of $131,000, or 18.3%, over our pretax income of $716,000 for the third quarter of 2010.

“In addition, our net income available to common shareholders and earnings per share for the third quarter of 2011 included the negative impact from the final discount accretion for the Company’s TARP preferred stock which has now been redeemed in its entirety as a result of our participating in the SBLF program. We expect that in future quarters, our SBLF preferred stock dividend rates will be substantially less than the five-percent annual rate that we had paid previously under TARP. This in turn should increase earnings per share which are calculated after the deduction of preferred stock dividends from net income.

“In September, we opened our newest banking center in the Greenbrier area of Chesapeake. It has been part of our Strategic Plan to have a banking center in this busy commercial corridor and we believe a branch presence in Greenbrier makes us an even more attractive banking option for the multitude of small businesses located nearby.”

Comparison of Operating Results for the Three Months Ended September, 2011 and 2010

Overview. The Company’s pretax income was $847,000 for the third quarter of 2011, compared to pretax income of $994,000 for the third quarter of 2010, a decrease of $147,000. This decrease resulted primarily from $278,000 in gains on sales of securities occurring in the third quarter of 2010 that did not recur in the third quarter of 2011, partially offset by a $145,000 decrease in provision for loan losses.

Net Interest Income. The Company’s net interest income before provision for loan losses remained virtually unchanged comparing the third quarters of 2011 and 2010. Our average loan portfolio increased by $13.8 million from $200.5 million in the third quarter of 2010 to $214.3 million in the third quarter of 2011, while our average investment in securities available for sale and other interest-earning assets (excluding loans) decreased by $27.6 million for a net reduction in interest-earning assets of $13.8 million. Average interest-bearing liabilities decreased by $22.5 million from the third quarter of 2010 to $160.6 million in the third quarter of 2011, resulting primarily from reductions in average interest bearing deposits of $5.6 million and borrowings of $16.9 million. Our interest rate spread increased 21 basis points from 3.52% in the third quarter of 2010 to 3.73% in the third quarter of 2011. Our net interest margin increased 21 basis points from 3.84% in the third quarter of 2010 to 4.05% in the third quarter of 2011, due to the increase in interest rate spread as well as an increase of $10.4 million in average noninterest-bearing deposits.

Provision for Loan Losses. A provision for loan losses of $33,000 was recorded for the third quarter of 2011, compared to a provision of $178,000 for the third quarter 2010, a decrease of $145,000. The provision for loan losses in the third quarter at 2010 related primarily to increases in loans outstanding.

Noninterest Income. Total noninterest income decreased by $317,000, from $514,000 in the third quarter of 2010 to $197,000 in the third quarter of 2011, with this reduction primarily attributable to $278,000 in gains on sale of investment securities in the third quarter of 2010 that did not recur in the third quarter of 2011.

Noninterest Expense. Total noninterest expense remained stable, reflecting a small decrease of $36,000 from $2.097 million for the third quarter of 2010 to $2.061 million for the third quarter of 2011. During the third quarter of 2011, additional expenses for rent, supplies, and other expenses of $38,000 were incurred to open the new Greenbrier branch and compensation expense included a $21,000 cumulative adjustment for prior periods for FAS123R forfeiture estimates. These increases were more than offset by decreases in the FDIC assessment and professional fees of $62,000 and $22,000, respectively. In addition, there was a loss of $49,000 on the early extinguishment of debt in the third quarter of 2010 that did not recur in 2011.

Income Taxes. The Company’s income tax expense for the third quarter of 2011 was $299,000, reflecting an effective tax rate of 35.3%, compared to income tax expense of $346,000 for the third quarter of 2010, reflecting an effective tax rate of 34.9%. This increase in effective tax rate is primarily attributable to the impact on tax from the nondeductible cumulative adjustment for FAS123R forfeitures and to adjustments to tax estimated expense from prior periods based on actual taxes paid.

Net Income Available to Common Stockholders. Because of the refinancing of our outstanding TARP preferred stock with SBLF preferred stock, the remaining unaccreted discount associated with the TARP preferred stock was expensed during the third quarter of 2011, reducing net income available to shareholders by $153,000. After the impact of this accelerated accretion of the discount on our preferred stock and our preferred stock dividends, net income available to common stockholders was $296,000 for the third quarter of 2011, compared to $501,000 for the third quarter of 2010, a decrease of $205,000.

Comparison of Operating Results for the Nine Months Ended September, 2011 and 2010

Overview. The Company’s pretax income was $2.56 million for the first nine months of 2011, compared to pretax income of $2.26 million for the first nine months of 2010, an increase of $301,000. This increase resulted from a $718,000 increase in net interest income, a $293,000 decrease in provision for loan losses, and a decrease in noninterest expense of $67,000, the total of which was partially offset by a $677,000 decrease in gains on sales of securities from $764,000 in 2010 to $87,000 in 2011.

Net Interest Income. The Company’s net interest income before provision for loan losses increased by $718,000 to $8.2 million in the first nine months of 2011, compared to $7.5 million in the first nine months of 2010. Interest income in the first nine months of 2011 grew significantly, primarily due to a change in the mix in our average interest-earning assets from securities into loans. We reduced the average balance of securities available for sale and other interest-earning assets (excluding loans) from $74.9 million in the first nine months of 2010 to $47.1 million in the first nine months of 2011. At the same time we increased our average loan portfolio by $28.5 million compared to the first nine months of 2010. Our interest rate spread increased 42 basis points from 3.46% in the first nine months of 2010 to 3.88% in the first nine months of 2011, and our net interest margin increased 39 basis points from 3.83% in the first nine months of 2010 to 4.22% in the first nine months of 2011.

Provision for Loan Losses. A provision for loan losses of $44,000 was recorded for the first nine months of 2011, compared to a provision of $337,000 for the first nine months 2010, which related primarily to the substantial increase in the outstanding balance of our loan portfolio during 2010.

Noninterest Income. Total noninterest income decreased by $777,000, from $1.4 million in the first nine months of 2010 to $627,000 in the first nine months of 2011. The primary factor in this decrease was $764,000 of gains on the sales of investment securities in the first nine months of 2010, compared to a gain of only $87,000 in the first nine months of 2011.

Noninterest Expense. Total noninterest expense decreased by $67,000 from $6.30 million in the first nine months of 2010 to $6.23 million in the first nine months of 2011. Decreases in compensation expense, FDIC assessment, and loss on early extinguishment of debt of $75,000, $109,000, and $49,000, respectively, were partially offset by increases in occupancy and other expenses of $51,000 and $78,000, respectively.

Income Taxes. The Company’s income tax expense for the first nine months of 2011 was $861,000, reflecting an effective tax rate of 33.6%, compared to income tax expense of $799,000 for the first nine months of 2010, reflecting an effective tax rate of 35.4%. This reduction in effective tax rate was primarily attributable to an increase in tax-exempt interest income from certain loans.

Net Income Available to Common Stockholders. The Company repaid $2.6 million, or 25%, of its outstanding TARP preferred stock in March 2011, with a resulting decrease in net income available to common shareholders of $57,000 from the accelerated accretion of the corresponding discount on our outstanding TARP preferred stock. During the third quarter of 2011, we redeemed our remaining TARP preferred stock with the proceeds of $7.8 million of non-cumulative preferred stock issued in connection with our participation in the SBLF program, expensing the remaining net discount, and reducing income available to common shareholders by a total of $153,000 in the third quarter of 2011. Even after the impact of preferred stock dividends and accelerated accretion of the entire discount on our TARP preferred stock, net income available to common stockholders was $1.137 million for the first nine months of 2011, compared to $1.021 million for the first nine months of 2010, an increase of $116,000.

Financial Condition of the Company

Total Assets. The Company’s total assets increased by $16.4 million, or 5.8%, from $281.4 million at September 30, 2010 to $297.8 million at September 30, 2011. The increase in assets resulted primarily from a $10.4 million, or 18.3%, increase in our aggregate cash, securities available for sale, interest-bearing deposits in other banks and federal funds sold and a $6.7 million, or 3.2%, increase in the balance of our loan portfolio.

Investments. Investments in certain securities available for sale late in the third quarter increased our portfolio by $17.9 million, or 75.0%, to $41.8 million at September 30, 2011 compared to $23.9 million at September 30, 2010. Certificates of deposit, interest-bearing deposits in other banks, and federal funds sold decreased by a total of $9.2 million from $29.1 million at September 30, 2010 to $19.9 million at September 30, 2011.

Loans. Loans held for investment, net, were $214.3 million at September 30, 2011, an increase of $6.7 million, or 3.2%, from the loan balance of $207.6 million at September 30, 2010.

Asset Quality. Nonperforming assets were $1,753,000, or 0.59% of assets, at September 30, 2011, compared to $60,000 of nonperforming assets at September 30, 2010. In addition to a bank branch site that we no longer plan to utilize, we obtained an additional property during the third quarter through foreclosure proceedings against one borrower. A total of $1.5 million in loans to one borrower were placed in nonaccrual status during the second quarter. These nonaccrual loans are secured by a multi-purpose, owner-occupied office building located in Hampton Roads, and the Bank has obtained an appraisal of the building that reflects current market conditions to assist the Bank in its determination of the appropriate carrying value for the loans.

Deposits. Total deposits at September 30, 2011 were $257.6 million compared to $233.6 million at September 30, 2010, an increase of $24.0 million, or 10.3%. Core deposits, which are comprised of noninterest-bearing, money market, NOW and savings deposits, increased by $24.0 million, or 13.0%, from $184.2 million at September 30, 2010 to $208.2 million at September 30, 2011.

Average total deposits increased by $9.2 million, or 4.0%, from $228.2 million for the nine month period ended September 30, 2010 to $237.4 million for the nine month period ended September 30, 2011. Average core deposits increased by $9.3 million over the comparable nine-month periods. In addition, the mix of average noninterest-bearing deposits to average total deposits increased from 33.9% in the first nine months of 2010 to 36.3% in the first nine months of 2011, a factor that contributes to the improvement in our net interest margin.

Borrowed Funds. Borrowed funds decreased by $6.2 million, from $8.6 million at September 30, 2010 to $2.4 million at September 30, 2011. During the third quarter of 2010, the company repaid a $10.0 million, 2.40% fixed rate, medium term advance from the Atlanta Federal Home Loan Bank, incurring a $49,000 loss on extinguishment of debt.

Capital. Stockholders’ equity decreased by $1.5 million, or 4.2%, from $37.4 million at September 30, 2010 to $35.9 million at September 30, 2011. In March 2011, consistent with our strategic plan and with the approval of the U.S. Treasury, the Company redeemed 2,606 shares of Series A Preferred Stock, resulting in a decrease of $2.6 million in the outstanding balance of our TARP preferred stock. During the third quarter of 2011, the Company sold to the U. S. Treasury $7.8 million of non-cumulative preferred stock in connection with our participation in the SBLF program. The Company used the proceeds from this transaction to redeem the balance of our outstanding TARP preferred stock of $7.8 million. The resulting $2.4 million reduction in stockholders’ equity from the decrease in the balance of preferred stock was partially offset by an increase in retained earnings of $1.0 million between September 30, 2010 and September 30, 2011.

Certain reclassifications have been made to prior period financial statements to conform them to the current period presentation.

The tables attached to and incorporated within this release present in greater detail certain of the unaudited financial information described above.

Dividend

On October 26, 2011, our Board of Directors declared a $0.06 per share dividend on our common stock. The dividend will be paid on November 18, 2011 to shareholders of record on November 7, 2011.

The same day, the Board of Directors also declared its fourth quarter dividend on the preferred stock issued by the Company in connection with our participation in the SBLF Program. Specifically, the Board declared a cash dividend of $19,500, which represents the expected amount of the dividend next payable by the Company under the SBLF Program based on its applicable level of “Qualified Small Business Lending”. This dividend shall be payable and paid on January 3, 2012 to the holders of the SBLF Preferred Stock of record on December 20, 2011 (currently the sole shareholder of record of the SBLF Preferred Stock is the Secretary of the Treasury).

About Heritage

Heritage is the parent company of Heritage Bank (www.heritagebankva.com). Heritage Bank has four full-service branches in the city of Norfolk, two full-service branches in the city of Virginia Beach, and one full service branch in the city of Chesapeake. Heritage Bank provides a full range of banking services including business, personal and mortgage loans.

Forward Looking Statements

The press release contains statements that constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, outlook, or estimate. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Heritage’s actual results, performance, achievements, and business strategy to differ materially from the anticipated results, performance, achievements or business strategy expressed or implied by such forward-looking statements. Factors that could cause such actual results, performance, achievements and business strategy to differ materially from anticipated results, performance, achievements and business strategy include: general and local economic conditions, competition, significant increases in capital requirements or other significant changes in regulatory requirements, customer demand for Heritage’s banking products and services, and the risks and uncertainties described in Heritage’s most recent Form 10-K filed with the Securities and Exchange Commission. Heritage disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

HERITAGE BANKSHARES, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	At September 30,
	2011	2010
	(unaudited)	(unaudited)
ASSETS

Cash and due from banks	$5,727	$4,004
Interest-bearing deposits in other banks	19,658	26,290
Federal funds sold	31	346

Total cash and cash equivalents	25,416	30,640
Certificates of deposit in other banks	249	2,494
Securities available for sale, at fair value	41,834	23,911
Loans, net
Held for investment, net of allowance for loan losses	214,342	207,614
Held for sale	—	—
Accrued interest receivable	717	693
Stock in Federal Reserve Bank, at cost	591	587
Stock in Federal Home Loan Bank of Atlanta, at cost	1,094	1,843
Premises and equipment, net	11,031	11,554
Other real estate owned	288	—
Other assets	2,255	2,045

Total assets	$297,817	$281,381

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities
Deposits
Noninterest-bearing	$92,326	$83,563
Interest-bearing	165,270	150,025

Total deposits	257,596	233,588

Federal Home Loan Bank Advances	—	5,000
Securities sold under agreements to repurchase	1,545	2,427
Other borrowings	859	1,160
Accrued interest payable	94	113
Other liabilities	1,871	1,685

Total liabilities	261,965	243,973

Stockholders’ equity
Preferred stock, no par value - 1,000,000 shares authorized:
Fixed rate cumulative perpetual preferred stock, Series A, 0 shares and 10,103 shares issued and outstanding at September 30, 2011 and September 30, 2010, respectively	—	10,103

Fixed rate cumulative perpetual preferred stock, Series B, 0 shares and 303 shares issued and outstanding at September 30, 2011 and September 30, 2010, respectively	—	303

Senior non-cumulative perpetual preferred stock, Series C, 7,800 shares and 0 shares issued and outstanding at September 30, 2011 and September 30, 2010, respectively	7,800	—

Common stock, $5 par value - 6,000,000 shares authorized; 2,303,107 and 2,307,502 shares issued and outstanding at September 30, 2011 and September 30, 2010, respectively	11,516	11,538
Additional paid-in capital	6,681	6,622
Retained earnings	9,455	8,461
Discount on preferred stock	—	(249)
Accumulated other comprehensive income, net	400	630

Total stockholders’ equity	35,852	37,408

Total liabilities and stockholders’ equity	$297,817	$281,381

HERITAGE BANKSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

	Three Months Ended September 30		Nine Months Ended September 30
	2011	2010	2011	2010
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Interest income
Interest income and fees on loans	$2,833	$2,710	$8,543	$7,340
Interest on taxable investment securities	193	422	514	1,216
Dividends on FRB and FHLB stock	12	11	37	29
Interest on federal funds sold	—	—	—	1
Other interest income	25	32	75	97

Total interest income	3,063	3,175	9,169	8,683

Interest expense
Deposits	309	363	923	1,067
Borrowings	10	57	36	124

Total interest expense	319	420	959	1,191

Net interest income	2,744	2,755	8,210	7,492

Provision for loan losses	33	178	44	337

Net interest income after provision for loan losses	2,711	2,577	8,166	7,155

Noninterest income
Service charges on deposit accounts	87	113	259	344
Late charges and other fees on loans	25	39	57	71
Gain on sale of investment securities	—	278	87	764
Other	85	84	224	225

Total noninterest income	197	514	627	1,404

Noninterest expense
Compensation	1,090	1,078	3,283	3,358
Data processing	148	143	435	419
Occupancy	234	193	622	571
Furniture and equipment	142	141	438	442
Taxes and licenses	86	88	252	259
Professional fees	74	96	292	269
FDIC assessment	37	99	137	246
Marketing	34	31	113	96
Hiring & Recruiting	—	—	42	34
Telephone	30	30	90	77
Loss on early extinguishment of debt	—	49	—	49
Loss on sale or impairment of other real estate owned	—	—	1	30
Other	186	149	528	450

Total noninterest expense	2,061	2,097	6,233	6,300

Income before provision for income taxes	847	994	2,560	2,259

Provision for income taxes	299	346	861	799

Net income	$548	$648	$1,699	$1,460
Preferred stock dividend and accretion of discount	$(252)	$(147)	$(562)	$(439)

Net income available to common stockholders	$296	$501	$1,137	$1,021

Earnings per common share
Basic	$0.13	$0.22	$0.49	$0.44

Diluted	$0.13	$0.22	$0.49	$0.44

Dividends per share	$0.06	$0.06	$0.18	$0.18

Weighted average shares outstanding - basic	2,303,107	2,307,141	2,305,652	2,300,109
Effect of dilutive stock options	12,023	5,962	10,773	5,991

Weighted average shares outstanding - diluted	2,315,130	2,313,103	2,316,425	2,306,100

HERITAGE BANKSHARES, INC.

OTHER SELECTED FINANCIAL INFORMATION

(Unaudited)

(in thousands, except share, per share data, and ratios)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Financial ratios
Annualized return on average assets (1)	0.75%	0.85%	0.81%	0.70%
Annualized return on average common equity (2)	7.74%	9.39%	8.15%	7.23%
Average equity to average assets	12.39%	12.39%	12.92%	13.25%
Equity to assets, at period-end	12.04%	13.29%	12.04%	13.29%
Net interest margin (3)	4.05%	3.84%	4.22%	3.83%

Per common share
Earnings per share - basic	$0.13	$0.22	$0.49	$0.44
Earnings per share - diluted	$0.13	$0.22	$0.49	$0.44
Book value per share	$12.18	$11.81	$12.18	$11.81
Dividends declared per share	$0.06	$0.06	$0.18	$0.18

Common stock outstanding	2,303,107	2,307,502	2,303,107	2,307,502
Weighted average shares outstanding - basic	2,303,107	2,307,141	2,305,652	2,300,109
Weighted average shares outstanding - diluted	2,315,130	2,313,103	2,316,425	2,306,100

Asset quality
Nonaccrual loans	$1,465	$60	$1,465	$60
Accruing loans past due 90 days or more	—	—	—	—

Total nonperforming loans	1,465	60	1,465	60

Other real estate owned, net	288	—	288	—

Total nonperforming assets	$1,753	$60	$1,753	$60

Nonperforming assets to total assets	0.59%	0.02%	0.59%	0.02%

Allowance for loan losses
Balance, beginning of period	$2,149	$1,932	$2,090	$1,773
Provision for loan losses	33	178	44	337
Loans charged-off	(29)	(85)	(31)	(109)
Recoveries	—	1	50	25

Balance, end of period	$2,153	$2,026	$2,153	$2,026

Allowance for loan losses to gross loans held for investment, net of unearned fees and costs	0.99%	0.97%	0.99%	0.97%

(1)	Return is defined as net income, after tax, before preferred stock dividend and accretion of discount divided by average total assets.
(2)	Return is defined as net income, after tax, before preferred stock dividend and accretion of discount divided by average common equity.
(3)	Tax equivalency calculations have been included in the computation of net interest margin and net interest spread.